WEBSITE ASSET PURCHASE AGREEMENT WWW.FISHKEEPINGWORLD.COM

ASSET SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on November 30, 2019

BETWEEN:

1. **ONFOLIO JV I LLC**, (Ein: 32-0612469) of registered address 251 Little Drive Falls, Wilmington DE 19808 (the "**Purchaser**"), and

2. **ONFOLIO LLC**, (EIN: 37-1948853) of registered address 251 Little Drive Falls, Wilmington DE 19808 (the "**Seller**"),

each a "**Party**" and together the "**Parties**".

RECITALS

(1) The Seller is the owner and operator of the Business;

(2) The Seller has agreed to sell and the Purchaser has agreed to purchase the Business (together with the Assets) as a going concern on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1. DEF INITIONS AND INTERPRETATION

1.1. **Definitions**

In this Agreement (including the Recitals) the following expressions shall bear the following meanings, unless the context requires otherwise:-

"Assets"	means the property, rights and assets of the Seller that comprise the Business set out in clause 2;
"Business"	means the digital content business about fish and aquariums operated via the Domain;
"Business Hours"	means Monday through Friday between 09:00 and 17:00 Greenwich Mean Time, excluding public holidays in the United Kingdom and Taiwan;
"Completion"	means completion of the sale and purchase of the assets as specified in clause 3;

"Completion Date" means the date of this Agreement or such other date as the

Parties may agree; **"Consideration"** has

the meaning given in clause 4; **"Domain"** means the

domain names listed in Exhibit A;

"Domain Escrow Agreement" means the agreement, in agreed form, to be entered into by the Parties on the same date as this Agreement in relation to the Escrow of the Domain and release thereof between the Parties;

"Encumbrances" any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

"Escrow" means Escrow.com;

"Holdback Payment" means the sum of $50,000 as set out in clause 4.1(b);
"Initial Consideration" means the sum of $360,000 as set out in clause 4.1(a)

"Inspection" means a period of two (2) calendar days for the Purchaser to

inspect the Assets following Completion;

"Restricted Business" means the marketing, promotion or offering of advice in relation to the keeping of fish or home aquariums;

"Warranties" the representations, warranties and undertakings set out in clauses 6, 7 and 8 and references to a **"Warranty"** shall be construed accordingly;

"Web Server" means the server where the Website is hosted;

"Website" shall mean all assets and content related to and situated on the Domain;

1.2 Construction

Unless a contrary indication appears, any reference in this Agreement to:-

(a) clause and schedule headings do not affect the interpretation of this Agreement;

(b) a **Party** is to a party to this Agreement and includes that party's personal representatives, successors or permitted assignees;

(c) a **person** includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns;

(d) unless the context otherwise requires, words in the singular include the plural and in the plural include the singular;

(e) a reference to one gender includes a reference to the other genders;

(f) a reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(g) a reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(h) **writing** or **written** includes email but not faxes; and

(i) references to clauses and schedules are to clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

2. SALE OF ASSETS

2.1 Pursuant to the provisions of this Agreement, the Seller hereby sells, assigns, transfers, conveys, and delivers to the Purchaser, and the Purchaser hereby purchases all of the Seller's rights, title and interest, in and to the Assets free and clear of any and all Encumbrances. The Assets shall include the following:

(a) the Domain;

(b) all intangible property owned by the Seller in relation to the Business, including but not limited to all rights, titles and interests of the Seller, to any web development, software development, design work (to the extent the seller has the right to do so), engineering work, computer software, artwork (to the extent the seller has the right to do so), programs and documentation used in the operation of the Website as set out in Exhibit A;

(c) all intellectual property rights owned by the Seller in relation to the Business limited to trademarks, trade names, service marks, service names copyrights, client lists, client order history, client email lists, email listings and databases as set out in Exhibit A; and

(d) all rights, title, and interests of the Seller in and to the ideas, know-how, confidential information as set out in Exhibit A, to the extent such ideas, know-how or confidential information have been generated by the Seller in relation to the Business.

3. COMPLETION

3.1 Completion shall take place on the Completion Date, following confirmation of receipt of the Consideration, being placed and secured in Escrow. Once the Consideration is secured in Escrow the Seller shall place the Domain in Escrow to be held pursuant to and in accordance with the Domain Escrow Agreement.

3.2 At Completion, and only after the Seller has received written confirmation from Escrow that the Consideration has been fully secured, the Seller shall fully and completely transfer to the Purchaser all rights, interest and good and marketable title to the Assets (other than the Domain), free and clear of any Encumbrances. Upon receipt of the Assets (other than the Domain) being placed with the Purchaser Inspection shall commence. On expiration of Escrow (or earlier if confirmed by the Purchaser) Escrow shall release the Initial Consideration to the Seller.

3.3 On confirmation from Escrow the Consideration has been paid pursuant to clause 3.2, the Seller shall place the Domain in Escrow where it shall be held pursuant to and in accordance with the terms of the Domain Escrow Agreement.

3.3 At Completion, the Seller shall deliver to the Purchaser:-

(a) the Assets; (other than the Domain which will be held pursuant to the Domain Escrow Agreement)

(b) all system and user documentation held by the Seller pertaining to the Website, including design or development specifications and related correspondence and memoranda; and

(c) such other documents as may be reasonably requested by the Purchaser, during the Inspection, in connection with the transfer of the Assets to the Purchaser contemplated by this Agreement and the Domain Escrow Agreement.

3.4 The Initial Consideration shall be released to the Seller from the Escrow immediately on expiry of the Inspection or sooner if confirmed by the Purchaser that all Assets have been fully and effectively delivered by the Seller.

3.5 Escrow fees will be shared equally between the Purchaser and the Seller.

4. PURCHASE PRICE

4.1 In consideration of the sale and transfer to the Purchaser of all the Assets, the Purchaser hereby agrees to pay the Seller the sum of four hundred and ten thousand US Dollars ($410,000.00) (the "**Consideration**") via Escrow, pursuant to the schedule outlined in clause 4.2.

4.2 The Consideration will be paid out as follows:

(a) three hundred and sixty thousand US Dollars ($360,000.00) cash at Completion ("**Initial Consideration**").

(b) fifty thousand US Dollars ($50,000.00) cash to be paid on May 30, 2020 (the "**Holdback Payment**").

4.3 The Domain shall remain in Escrow in accordance with clause 3.3 until the entire Consideration has been paid by Purchaser to the Seller. The Domain shall be held in Escrow and only released pursuant to and in accordance with the terms of the Domain Escrow Agreement., after which the Seller shall immediately instruct Escrow to release the Domain to the Purchaser.

4.4 The Seller may, by giving written notice to the Purchaser, terminate this Agreement with immediate effect where the Purchaser fails to pay the Consideration in accordance with clause 4.2. Upon receiving such written notice, the Purchaser shall immediately fully and completely transfer to the Seller all rights, interest and good and marketable title to the Assets, free and clear of any and all liens, charges and Encumbrances, and shall immediately instruct the release of the Domain in Escrow back to the Seller. The Seller shall retain all payments made by the Purchaser under clause 4.2 of this Agreement on account of anticipated costs and losses arising due to the Purchaser's breach of this Agreement and shall be entitled to recover all of its costs, expenses, and reasonable attorney's fees, including attorneys' fees in all investigations, trials, bankruptcies and appeals, relating to enforcement of the terms herein. ("**Surrender Agreement**").

4.5 Except in the event of a genuine dispute, where the Purchaser fails to transfer the Assets in accordance with clause 4.4 above, the Seller shall have the power to appoint an agent to act on behalf of the Purchaser and execute any necessary documentation, or take any other necessary steps, to give effect to clause 4.4.

4.6 In addition to the Consideration, the Purchaser shall pay to the Seller all accrued earnings arising in relation to the Business in, an amount equal to $21,221.65 US Dollars. This amount shall include all accrued earnings, income or receipts receivable or due to the Seller in relation to the operation of the Business which relate and are applicable to the period up to and including the Completion Date ("**Due Payments**"). As soon as possible on or prior to Completion, the Seller shall prepare and send to the Purchaser a schedule setting out the Due Payments as calculated for the period up to Completion. All Due Payments shall be apportioned on a daily rate basis and shall be payable to the Seller for the period prior to and including the Completion Date. Any earnings, income or receipts which relate to and are apportioned for the period after the Completion Date shall belong and be payable to the Purchaser. The amount owed to the Seller (as set out in the schedule calculated pursuant to this clause 4.6) shall be paid by the Purchaser to the Seller in cash representing cleared funds immediately on Completion.

5. LIABILITIES

5.1 At Completion, the Purchaser shall assume and agree to pay, discharge or perform any and all obligations of the Business (the "**Assumed Liabilities**").

5.2 It is hereby expressly understood by the Parties that, except as otherwise expressly provided herein, the Purchaser shall not assume nor be liable for any of the Seller's liabilities or obligations whether accrued, absolute or contingent arising before

Completion. The Seller agrees to pay and discharge all of its liabilities and obligations promptly as and when due.

6. *SELLER'S REPRESENTATIONS AND WARRANTIES*

6.1 The Seller hereby represents and warrants to the Purchaser that:-

(a) the Seller has full power, authority, and ownership to enter into this Agreement and to carry out the transactions made hereunder. Subject to clause 6.2, the Seller has obtained all necessary approvals and permits required to enter into this Agreement and sell the Assets;

(b) save as set out in clause 6.2, the Seller is the owner of the Assets;

(c) so far as the Seller is aware, all Assets sold and transferred under this Agreement:-

(i) do not contain any viruses, trap doors, hidden sequences, hot keys, or time bombs;

(ii) do not contain any libellous, false, or defamatory material;

(iii) do not contain material that infringes any third party intellectual property rights and in particular copyright, patent and trademark rights;

(iv) do not violate any applicable laws or regulations; and

(v) are not subject to any lawsuits, litigation, claims, arbitration, investigation or other proceedings at law or in equity, before any court, arbitration tribunal, licensing authority or governmental agency;

(d) so far as the Seller is aware, neither this Agreement nor any document furnished by the Seller to the Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements in this Agreement or in such documents not misleading;

(e) the Seller represents there are no liens, mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or Encumbrances of any kind ("Lien") on the Assets prior to this Agreement; and

(f) so far as the Seller is aware, there is no basis for the assertion of any claim for taxes prior to this Agreement which, if adversely determined, would, or is reasonably likely to, result in the imposition of any Lien on the Assets or otherwise adversely affect the Assets.

6.2 The Seller has, where relevant, obtained permission for use of artwork, imagery and testimonials provided by third parties in connection with the content on the Domain. The Seller is not aware of any infringement of such consents during its use of such artwork, imagery or testimonials on the Domain. The Purchaser will have to make their own

arrangements to ensure any continued use or change to the use of third party artwork, imagery or testimonials is obtained from the relevant third party provider.

6.3 Any claim by the Purchaser for breach of this Agreement or the statements given at clause 6.1 above must be notified by the Purchaser to the Seller, in writing, within 1 calendar month of Completion. Any claim so notified shall be considered unenforceable, unless otherwise satisfied or withdrawn, within 1 calendar month of notice being given unless legal proceedings are issued in relation to the same.

6.4 The Seller shall not be liable for any claim under this Agreement unless (a) it is notified in accordance with clause 6.3; and (b) such claim exceeds £25,000.00. The Seller's total liability for all claims under this Agreement shall not exceed the total value of the amount of the Consideration received by it.

6.5 The Seller shall not be liable for any claim under this Agreement where:

(a) such breach arises or occurs or is increased as a result of any change in legislation after the date of this Agreement or any legislation not in force at the date of this Agreement;

(b) the Purchaser was aware of such matter or information relating to the matter was included in the documents provided to the Purchaser prior to Completion or during the Inspection;

(c) such liability has been or is made good or is otherwise compensated for by a third party or is recoverable under a policy of insurance; and

(d) such claim is based on a contingent liability in which case no liability shall arise until such liability becomes an actual liability.

7. *PURCHASER'S REPRESENTATIONS AND WARRANTIES*

The Purchaser hereby represents and warrants to the Seller that:-

(a) it has full power, authority, and ownership to enter into this Agreement and to carry out the transactions made hereunder;

(b) it has obtained all necessary approvals and permits required to enter into this Agreement and to purchase the Assets;

(c) there are no lawsuits, threats of litigation, claims, arbitration, investigation or other proceedings pending or threatened against the Purchaser at law or in equity, before any court, arbitration tribunal, licensing authority or governmental agency which prevents the Purchaser from consummating the transactions made herein.

8. *SELLER'S COVENANTS*

The Seller hereby covenants and agrees that upon request of the Purchaser (and at the Purchaser's expense), the Seller shall take all necessary steps and actions to execute all

documents necessary to perfect and implement the Purchaser's ownership, possession and control of the Assets provided that the Purchaser has complied with all of its obligations under this Agreement and the Domain escrow Agreement.

9. CONFIDENTIALITY AND NONDISCLOSURE

9.1 The Seller and the Purchaser acknowledge that the existence and contents of this Agreement and all negotiations made pursuant to this Agreement are confidential. The Seller and the Purchaser also agree that all information relating to the Business including but not limited to the following shall be deemed "**Confidential Information**": business strategies, technology plans, financial condition, business plans, marketing strategies and plans, data, business records, customer lists; any and all information concerning the Business would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of the Business.

9.2 The Parties shall not make any public announcement or issue any press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or any of the transactions contemplated by this Agreement or its subject matter or any ancillary matter except with the prior written approval of the other Party (such approval not to be unreasonably withheld, delayed or made subject to any unreasonable conditions) or if, and to the extent, required by law or governmental, regulatory or other authority.

10. NON-COMPETITION

Except for the Training (as defined in clause 14), for a period of one (1) year after Completion, the Seller shall not, worldwide, become associated, directly or indirectly, with any entity whether as a principal, partner, employee, consultant or shareholder, whose business is actively engaged in the Restricted Business. The Seller further acknowledges that there shall be no usage of existing customer names, mailing addresses, email addresses, or phone numbers to solicit or offer any other business services substantially the same as the Restricted Business.

11. SEVERABILITY

If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to give effect to the intent of the Parties and the remainder of this Agreement will continue in full force and effect.

12. WAIVER

12.1 Any failure to exercise or any delay in exercising a right or remedy provided by this Agreement or at law or in equity (and/or the continued performance of this Agreement) will not constitute a waiver of the right or remedy or a waiver of any other rights or

remedies. A waiver of a breach of any of the terms of this Agreement will not constitute a waiver of any other breach and will not affect the other terms of this Agreement.

12.2 The rights and remedies provided by this Agreement are cumulative and (except as otherwise provide in this Agreement) are not exclusive of any rights or remedies provided at law or in equity.

13. OPPORTUNITY TO CONSULT WITH COUNSEL

The Parties hereby acknowledge and agree that they have read this Agreement, freely and voluntarily agree to all its terms and conditions, and have independently evaluated the desirability of entering into this Agreement. Each Party acknowledges that it has consulted, or has had ample opportunity to consult, legal counsel regarding this Agreement and each and every provision of this Agreement.

14. TRANSITION ASSISTANCE

The Seller shall aid the Purchaser in handing over all technical contents, systems, data and all business contacts, customer lists, advertising accounts, Web Server, etc., related to the Business to the Purchaser. Specifically, the Seller shall provide the Purchaser with training of up to five (5) total hours per week for thirty (30) days following the Completion Date ("**Training**"). The Seller shall respond to the Purchaser within forty-eight (48) hours of request by phone and/or email as needed, during Business Hours. Within forty-eight (48) hours of Completion, the Seller shall deliver via email all usernames and passwords associated with the assets in Exhibit A.

15. ENTIRE AGREEMENT

This Agreement together with the Domain Escrow Agreement constitutes the entire agreement and understanding between the Parties in respect of the matters dealt with in it and supersedes all previous agreements between the Parties relating to such matters, notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

16. COUNTERPARTS

This Agreement may be executed in counterparts, to include facsimile counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

17. GOVERNING LAW; JURISDICTION

17.1 The Agreement and any non-contractual obligations arising out of or in connection with it will be governed by and interpreted in accordance with the laws of England and Wales.

17.2 The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (a "**Dispute**").

17.3 The Parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18. PURCHASER'S *INDEMNIFICATION*

The Purchaser shall indemnify and hold harmless, the Seller and any Affiliates, and any respective stockholders, directors, officers, employees, agents, representatives, assigns and successors (collectively, the "**Seller Indemnified Parties**"), from and against, any and all Losses incurred or suffered by them, including cost of defending any claims or lawsuits, relating to or arising out of or in connection with any operation of the Business by the Purchaser after Completion.

19. *ATTORNEYS' FEES AND COSTS*

Each party shall be responsible for its own legal fees in relation to the preparation and negotiation of this Agreement and the Domain Escrow Agreement.

20. SUCCESSORS

This Agreement shall not be assigned by either Party without the prior written consent of the other. Where duly assigned under this clause 20, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and personal representatives.

21. DATA PROTECTION

The Purchaser undertakes to comply with all data protection legislation whether in England and Wales or otherwise in relation to the Business and Assets after the Completion Date.

Executed as deed by...... Mr Dominic Wells, CEO, Onfolio LLC

DocuSigned by:
43CC031B87CC4D6...

and

Executed as deed by.........Mr Dominic Wells, Manager, Onfolio JV I LLC

DocuSigned by:
43CC031B87CC4D6...

Exhibit A

(a) The trade name, www.fishkeepingworld.com, together with any trademark rights, which the Seller has in the trade name and any goodwill of the business, symbolized by the trade name.

(b) The domain names:

(i) www.fishkeepingworld.com

as set out in the terms of the Domain Escrow Agreement.

(c) Website content and all related electronic files:

(i) Website database and content; and
(ii) Website files.
as at Completion.

(d) Graphics, Logos, Slogans used on the Website at Completion

(e) All content on the Website at Completion.

(f) Accounts:

(i) AdThrive Account
(ii) Siteground Hosting Account
(iii) Wordpress User Accounts (admin and editor).

(g) Social media accounts:

Facebook: https://www.facebook.com/FishKeepingWorld/

(h) Client database:

Email lists; and
all other customer information available.

(i) Email Accounts:

contact@fishkeepingworld.com;
robert@fishkeepingworld.com;
rw@fishkeepingworld.com
as used in the Business